EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS THIRD QUARTER RESULTS

SANTA CLARA, Calif., April 14, 2004– Extreme Networks, Inc. (Nasdaq: EXTR), a leader in Ethernet broadband networking solutions, today announced financial results for its fiscal third quarter of 2004, ended March 28, 2004.

Net revenue for the third quarter was $88.9 million, up 7 percent sequentially from $83.4 million in the second fiscal quarter and up from $85.2 million in the third fiscal quarter a year ago. On a GAAP reporting basis the Company recorded a net loss for the third quarter of 2004 of $1.1 million or $0.01 per share. This is improved from a net loss of $5.6 million or $0.05 per share in the second fiscal quarter, and reduced from a loss of $7.1 million, or $0.06 per share recorded in the third quarter of fiscal 2003.

“We increased revenue, expanded gross margins, and tightly controlled our operating expenses,” said Gordon L. Stitt, president and CEO of Extreme Networks. “We are pleased with our results for the quarter.”

“During the quarter, we continued our strategy of being the innovation leader — enabling customers to build integrated wired and wireless networks for voice, video and data applications, that are fast and secure. We introduced the second phase of our Unified Access architecture by adding support for our modular Alpine® platform. We now provide Enterprises with a comprehensive solution that integrates wired and wireless along with VoIP support in both modular and stackable systems. We also completed the next phase of our 10 Gigabit Ethernet rollout with the introduction of the Summit® 400-48, the first edge switch that brings together high-density gigabit ports with 10 Gigabit uplinks. Combined with our BlackDiamond® 10K and BlackDiamond 6800 we deliver high performance 10 gigabit Ethernet support for demanding applications across several product lines,” added Stitt.

Quarterly Financial Highlights

Revenue in the U.S. was $38.8 million or 44 percent of total consolidated revenue, up $9.6 million from the previous quarter, representing a solid improvement from the previous quarter. International revenues were $50.1 million, down $4.1 million from the second quarter of fiscal 2004, due to weakness in the Company’s business in Asia.

Gross margins were 51.2 percent of sales in the third quarter, an increase from 48.5 percent of sales in the second quarter, and up from a 39.8 percent of sales in the year-ago period. The gross margin improvement stems primarily from reduced manufacturing costs and favorable geographic mix.

The company managed operating expenses tightly during the third quarter at $46.6 million or 52.4 percent of sales on a GAAP basis. With increased revenues, operating expenses declined as a percentage of sales from 55.4 percent in the preceding quarter and from 54.0 percent in the fiscal third quarter of 2003.

Cash, cash equivalents and investments increased to $416.9 million during the third quarter, up from $412.6 million from the second quarter of fiscal 2004 and from $407.3 million from the third quarter ended March 30, 2003.

Management Expectations

Going forward, the Company anticipates a gradually improving business environment for networking vendors.

For the quarter ending June 27, 2004, the Company currently anticipates that revenues will be flat to up 5 percent as compared to the March quarter. The company anticipates that gross margins will be flat to down slightly depending on the mix of product and regional sales, and that operating expenses will be flat to up slightly on a dollar basis.

Sales Management Change

Extreme Networks also today announced that Chris Todd, senior vice president of Worldwide Sales, has resigned and will be leaving the Company following a brief transition in order to pursue other interests. A search for a successor to Todd will begin immediately.

Quarterly Business Highlights

•	Extreme Extends Unified Access to Enterprise Edge

With its innovative Unified Access architecture, Extreme enables customers to deploy wired, wireless and telephony services at the network edge by offering PoE, real-world security with flexible authentication and Extreme RF Manager, a sophisticated tool for site prediction and deployment. Extreme Networks further broadens its edge strategy by delivering UA capabilities on its high-density Alpine switch, making it the industry’s first modular switch with native wireless support and PoE.

•	Extreme’s Altitude 300 achieves an Industry-First Certification from Wi-Fi Alliance

Extreme’s Altitude 300 wireless port becomes the first Wi-Fi certified dual-radio Access Point capable of concurrently supporting 802.11b/g and 802.11a connectivity with Wi-Fi Protected Access security. Such certification will give customers the confidence that Extreme’s Wi-Fi certified Altitude 300 AP will interoperate with the broadest spectrum of other hardware compliant with this standard.

•	Extreme Continues to Add New Healthcare and Education Customers:

•	Lowell General Hospital, a not-for-profit community hospital, chose to unify its scalable wired and wireless network with Extreme’s leading edge, new Unified Access for seamless wired and wireless connectivity. This powerful and highly manageable network includes integrated bandwidth management and security functions to help support Lowell’s emerging PACS imaging applications, streamline patient care and improve the speed of diagnosis.

•	Nation’s Sixth Largest School District Selects Extreme Networks

The nation’s sixth largest school district, Clark County, NV, selected Extreme Networks for its expansive network upgrade encompassing 289 schools. The 250,000-port network will leverage Extreme’s wire-speed performance and advanced bandwidth management to enhance the classroom experience with converged communications and high-speed network connections for more than 290,000 combined students and staff. Clark County School District, which expects to grow at an average rate of one new school per month, is performing this extensive, multi-year LAN backbone and network edge upgrade with the goal to deliver flawless network performance backed by scalable and reliable Gigabit Ethernet.

•	Extreme Networks’ Technology Wins Awards:

•	Extreme’s New BlackDiamond 10K Core Switch Named “Product of the Month”

Further extending its record of recognition in the industry for the most innovative switching solutions, Extreme’s new BlackDiamond 10K core switch was named “Product of the Month” for February by Telecommunications Magazine. The new BlackDiamond 10K switch was noted in the profile for its adaptable, non-stop packet switching at wire-speed 10 gigabit Ethernet. The magazine article highlighted carrier class elements of the switch that promote increased levels of resiliency, security and extensibility from ExtremeWare® XOS modular software operating system and Extreme’s new Fourth Generation Networking Silicon System ASICs.

•	Extreme’s New BlackDiamond 10K Switch Named “Product of the Year” Extreme’s new BlackDiamond 10K core switch was named ‘Technology Product of the Year’ by InfoWorld Magazine. The new BlackDiamond 10K received an “excellent” rating from the experienced review staff, based on a “hands-on” test, featured in the January 16, 2004 issue.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Extreme Networks, Inc.

Extreme Networks delivers an effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com

# # #

Extreme Networks, ExtremeWare, BlackDiamond, Summit and Alpine are registered trademarks of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about regarding future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Net revenue:
Product	$76,059	$76,356	$224,315	$248,076
Services	12,815	8,857	35,375	27,922

Total net revenue	88,874	85,213	259,690	275,998

Cost of revenue:
Product	34,422	41,315	101,959	129,810
Services	8,979	9,978	26,913	28,509

Total cost of revenue	43,401	51,293	128,872	158,319

Gross margin:
Product	41,637	35,041	122,356	118,266
Services	3,836	(1,121)	8,462	(587)

Total gross margin	45,473	33,920	130,818	117,679

Operating expenses:
Sales and marketing	23,343	25,006	68,779	78,055
Research and development	15,001	13,749	42,867	41,676
General and administrative	8,043	6,328	22,934	19,992
Amortization of deferred stock compensation	198	994	931	3,336
Restructuring charges	—	—	962	14,187
Property and equipment write-off	—	—	—	12,678

Total operating expenses	46,585	46,077	136,473	169,924

Operating loss	(1,112)	(12,157)	(5,655)	(52,245)

Other income, net	345	990	2,707	2,860

Loss before income taxes	(767)	(11,167)	(2,948)	(49,385)

Provision (benefit) for income taxes	339	(4,105)	1,149	(19,295)

Net loss	$(1,106)	$(7,062)	$(4,097)	$(30,090)

Net loss per share - basic and diluted	$(0.01)	$(0.06)	$(0.03)	$(0.26)

Shares used in per share calculation – basic and diluted	118,832	115,501	117,706	114,913

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 28, 2004	June 29, 2003
Assets
Current assets:
Cash and cash equivalents	$64,395	$44,340
Short-term investments	115,922	119,277
Accounts receivable, net	36,464	26,794
Inventories, net	24,226	18,710
Prepaid expenses and other current assets	13,014	16,878

Total current assets	254,021	225,999

Property and equipment, net	63,736	73,767
Marketable securities	236,561	238,540
Other assets	28,804	11,951

Total assets	$583,122	$550,257

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,560	$19,020
Deferred revenue	54,693	48,298
Accrued warranty	8,936	10,200
Other accrued liabilities	49,511	51,190

Total current liabilities	135,700	128,708

Other long-term liabilities	18,355	22,313
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	229,067	199,236

Total liabilities and stockholders’ equity	$583,122	$550,257

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 28, 2004	March 30, 2003
Cash flows from operating activities:
Net loss	$(4,097)	$(30,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,550	20,227
Provision for doubtful accounts	(200)	—
Deferred income taxes	—	(19,385)
Amortization of deferred stock compensation	931	3,336
Amortization of warrant	3,153	—
Restructuring charges	962	26,865
Changes in operating assets and liabilities:
Accounts receivable	(9,470)	32,694
Inventories	(5,516)	633
Prepaid expenses and other current assets and other assets	6,557	(6,785)
Accounts payable	3,540	(5,983)
Deferred revenue	6,395	6,723
Accrued warranty	(1,264)	1,118
Other accrued liabilities	(6,477)	(14,390)

Net cash provided by operating activities	10,064	14,963

Cash flows from investing activities:
Capital expenditures	(5,641)	(13,638)
Purchases and maturities of investments, net	4,487	(37,803)

Net cash used in investing activities	(1,154)	(51,441)

Cash flows from financing activities:
Proceeds from issuance of common stock	11,145	4,365

Net cash provided by financing activities	11,145	4,365

Net increase (decrease) in cash and cash equivalents	20,055	(32,113)
Cash and cash equivalents at beginning of period	44,340	71,830

Cash and cash equivalents at end of period	$64,395	$39,717